Exhibit 99.1

FOR IMMEDIATE RELEASE

Zosano Pharma Reports 2014 Financial Results

FREMONT, CA, March 25, 2015 – Zosano Pharma Corporation (NASDAQ: ZSAN), a clinical-stage specialty pharmaceutical company that has developed a proprietary transdermal microneedle patch system to deliver drug formulations through the skin for the treatment of a variety of indications, today announced financial results for the year ended December 31, 2014.

“The year 2014 was foundational for the company with the establishment of our Novo Nordisk and Eli Lilly partnerships as well as the advancement of multiple pipeline programs towards late-stage development,” said Vikram Lamba, Zosano’s President and Chief Executive Officer. “On the heels of a successful IPO and with a strengthened capital position, we look forward to continued progress across our entire portfolio during 2015, including the release of clinical data from both our ZP-Glucagon and ZP-Triptan programs as well as various preparations for Phase 3 development of Daily ZP-PTH.”

Fourth Quarter 2014 and Recent Corporate Highlights

•	Exclusive license agreement with Eli Lilly for ZP-PTH. In December 2014, Zosano and Eli Lilly announced an exclusive agreement to develop ZP-PTH globally. Under the agreement, Zosano is eligible to receive up to $300 million in regulatory approval milestones and up to $125 million in sales milestones. Zosano is also eligible to receive double-digit royalties on sales of products in major markets and will receive reimbursement of all manufacturing costs. Zosano will be responsible for development and commercial supply, and Eli Lilly will be responsible for commercialization and promotion.
•	Completed initial public offering. In January 2015, Zosano closed its initial public offering (IPO) of 4,500,000 shares of common stock at an offering price of $11 per share. Concurrent with the offering, Zosano also sold approximately $15 million of common stock to Eli Lilly through a private placement at the IPO price. Proceeds from the IPO, concurrent private placement, and the exercise of underwriters’ overallotment options totaled approximately $60 million, net of underwriting discounts, commissions and offering-related transaction costs.

Upcoming Clinical Development Milestones

Daily ZP-PTH for osteoporosis

•	Confirm Phase 3 clinical trial design with regulatory authorities – expected by YE 2015
•	Establish Phase 3 clinical supply inventory – expected in Q4 2015

ZP-Glucagon for hypoglycemia

•	Complete Phase 2 clinical trial in diabetic patients with induced hypoglycemia – expected in Q3 2015

ZP-Triptan for migraine

•	Complete Phase 1 clinical trial – expected by YE 2015

Financial Results for the Year Ended December 31, 2014

•	Zosano reported a net loss for the year 2014 of $14.2 million, or $2.78 per share on a basic and diluted basis, compared with a net loss of $5.6 million, or $1.10 per share on a basic and diluted basis, for the year 2013.
•	Total revenue for the year ended December 31, 2014, was $2.9 million, compared with $4.3 million in 2013. The decrease was primarily due to the fact that contract revenue the company earned under its license and collaboration agreement with Asahi Kasei Pharma Corporation (Asahi) in 2013 did not recur in 2014. This decrease was only partially offset by license-fee revenue earned under the company’s collaboration and license agreement with Novo Nordisk A/S in 2014.
•	Research and development (R&D) expenses for the year 2014 were $11.0 million, compared with $7.6 million in 2013. The increase was primarily due to increased preclinical development expenses, partially offset by reductions in clinical development expenses following the completion of the company’s Phase 1 clinical trial of ZP-Glucagon.
•	General and administrative (G&A) expenses for the year 2014 were $4.4 million, compared with $4.6 million in 2013. The decrease in G&A was primarily attributable to a reduction in legal and marketing studies spending, mostly offset by an increase in executive employment.
•	As of December 31, 2014, Zosano had cash and cash equivalents of $1.2 million, debt of $22.1 million, and 5.2 million common shares outstanding. Cash and cash equivalents balance, debt, and shares outstanding as of December 31, 2014 do not reflect the proceeds received, debt converted to equity, and shares issued in connection with the company’s January 2015 IPO and concurrent private placement.

Financial Guidance

Including the proceeds of Zosano’s January 2015 IPO and concurrent private placement, the company’s cash and equivalents are expected to be sufficient to fund ongoing operations through mid-2016. This projection does not assume the receipt of any milestone payments from existing partners nor any funds from new financings or partnerships.

About Zosano Pharma

Zosano Pharma Corporation is a clinical-stage specialty pharmaceutical company that has developed a proprietary transdermal microneedle patch system to deliver drug formulations through the skin for the treatment of a variety of indications. Zosano’s microneedle patch system offers rapid onset, consistent drug delivery, improved ease of use and room-temperature stability, benefits that the company believes often are unavailable using oral formulations or injections. Zosano’s microneedle patch system has the potential to deliver numerous medications for a wide variety of indications in commercially attractive markets. It has been tested in more than 400 patients with over 30,000 patches successfully applied to humans in Phase 1 and Phase 2 clinical studies. Learn more at www.zosanopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the timing of expected clinical development milestones, sufficiency of our capital resources and need for future funding and other future events and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,”

“anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties, without limitation, associated with the process of discovering, developing and commercializing products that are safe and effective for use as human therapeutics, risks inherent in the effort to build a business around such products and other risks and uncertainties described under the heading “Risk Factors” in our Registration Statement on Form S-1, Registration No. 333-196983, as amended. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot in any way guarantee that the future results, level of activity, performance or events and circumstances reflected in forward-looking statements will be achieved or occur. All forward-looking statements are based on information currently available to Zosano and Zosano assumes no obligation to update any such forward-looking statements.

Zosano Contact:

Vikram Lamba

Chief Executive Officer

510-745-1200

Investor Contact:

Paul Chun

Westwicke Partners

858-356-5931

paul.chun@westwicke.com

Media Contact:

Jamie Lacey-Moreira

410-299-3310

jamielacey@presscommpr.com

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ZOSANO PHARMA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2014	2013
Revenue:
License fees revenue	$1,955	$4,250
Collaborative development support services	906	—

Total revenue	2,861	4,250

Operating expenses:
Cost of license fees revenue	100	—
Research and development	10,953	7,637
General and administrative	4,420	4,582

Total operating expenses	15,473	12,219

Loss from operations	(12,612)	(7,969)
Other expenses:
Interest expense, net	(1,848)	(760)
Other expense	(93)	—
Warrant revaluation expense	(185)	—

Loss before equity in loss of joint venture, gain on termination of joint venture and gain on debt forgiveness	(14,738)	(8,729)
Equity in loss of joint venture	—	(366)
Gain on termination of joint venture	—	3,487
Gain on debt forgiveness	497	—

Net loss	$(14,241)	$(5,608)

Net loss per common share – basic and diluted	$(2.78)	$(1.10)

Weighted-average shares used in computing net loss per common share – basic and diluted	5,128	5,107

ZOSANO PHARMA CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED BALANCE SHEETS DATA

(in thousands)

	December 31, 2014	December 31, 2013
Cash and cash equivalents	$1,214	$5,913
Total current assets	1,636	9,804
Total assets	13,343	22,084
Secured promissory notes, current	1,408	—
Related parties convertible notes*	7,362	3,108
Long-term debt	13,291	9,711
Total liabilities	26,744	21,607
Stockholders’ equity (deficit)	(13,401)	477

*	On January 30, 2015, upon the closing of the company’s initial public offering of common stock, the principal and all unpaid and accrued interest on each convertible promissory note outstanding as of January 30, 2015, which totaled $7.4 million, automatically converted into shares of common stock, resulting in the liability for such notes being reclassified to permanent equity.